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                                                                     EXHIBIT 3.1


                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                           WIRELESS FACILITIES, INC.

     Masood K. Tayebi, Ph.D. and Massih Tayebi, Ph.D. hereby certify that:

     ONE:   The original name of this corporation is Wireless Facilities, Inc.
and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is July 7, 1997.

     TWO:   They are the duly elected and acting President and Secretary, respectively, of Wireless Facilities, Inc., a Delaware corporation.

     THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                                       I.

     The name of the corporation is WIRELESS FACILITIES, INC. (the "Corporation" or the "Company").

                                      II.

     The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, City of Dover, County of Kent.

     The name of the Corporation's registered agent at said address is National Registered Agents, Inc.

                                      III.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 54,482,692 shares, 50,000,000 shares of which shall be Common Stock (the "Common Stock") and 4,482,692 shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of $.01 per share and the Common Stock shall have a par value of $.01 per share.

     B. Effective at the time of filing with the Secretary of State of the State of Delaware of this Restated Certificate of Incorporation (the "Effective Time"), each share of the Corporation's Common Stock issued and outstanding shall, automatically and without any action

                                       1.
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on the part of the respective holders thereof, be converted into three (3)
shares of Common Stock of the Corporation.

     C. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).

     D. The Preferred Stock shall be divided into series. The first series shall consist of One Million Six Hundred Eighty-Two Thousand Six Hundred Ninety-Two (1,682,692) shares and is designated "Series A Preferred Stock" (the "Series A Preferred") and the second series shall consist of Two Million Eight Hundred Thousand (2,800,000) shares and is designated "Series B Preferred Stock" (the "Series B Preferred").

     E. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred and the Series B Preferred are as follows:

         1.  DIVIDEND RIGHTS.

             a. The holders of the Series A and Series B Preferred shall be entitled to receive, when, if and as declared by the Board of Directors, such dividends of cash, stock or property as the Board of Directors shall from time to time declare from funds legally available therefor.

             b. So long as any shares of Series A or Series B Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any other stock of the Company ("Junior Stock"), nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1a above) on the Series A and Series B Preferred shall have been paid or declared and set apart. In the event dividends are declared on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series A and Series B Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount declared or set aside for each share of Common Stock. The provisions of this Section 1b shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company's Board of Directors.

         2.  VOTING RIGHTS.

             a. GENERAL RIGHTS. Except as otherwise provided herein or as required by law, the Series A and Series B Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of

                                       2.
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stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series A or Series B Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series A Preferred or Series B Preferred, as the case may be, are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

             b. SEPARATE VOTE OF SERIES A AND SERIES B PREFERRED. For so long as any shares of Series A or Series B Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred and Series B Preferred, voting together, shall be necessary for effecting or validating the following actions:

                 (i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A or Series B Preferred; or

                 (ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to, or being on a parity with, the Series A or Series B Preferred in right of redemption, liquidation preference or dividends.

             c. ELECTION OF BOARD OF DIRECTORS. For so long as any shares of Series A or Series B Preferred remain outstanding, the holders of Series A Preferred and the holders of Series B Preferred, voting together as a single class, shall be entitled to elect one (1) member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and (ii) the holders of Common Stock, voting as a separate class, shall be entitled to elect six (6) members of the Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

         3.  LIQUIDATION RIGHTS.

             a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A Preferred and the holders of Series B Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series A Preferred or Series B Preferred, as the case may be, equal to the applicable "Original Issue Price" plus all declared and unpaid dividends, if any, on the Series A or Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A or Series B Preferred held by them. The Original Issue Price of the Series A Preferred shall be Twelve Dollars and Forty-Eight Cents

                                       3.

($12.48) (the "Series A Original Issue Price"). The Original Issue Price of the Series B Preferred shall be Five Dollars and Fifty Cents ($5.50) (the "Series B Original Issue Price"). The Series A and Series B Preferred shall rank on a parity as to the receipt of the respective liquidation preferences for each such series upon the occurrence of such an event. If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A and Series B Preferred of the liquidation preference set forth in this Section 3a, then such assets shall be distributed among the holders of Series A and Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

             b. After the payment of the full liquidation preferences of the Series A and Series B Preferred as set forth in Section 3a above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock, Series A Preferred and Series B Preferred on an as-if-converted to Common Stock basis until such time as the holders of Series A and Series B Preferred have received pursuant to Section 3(a) above and this Section 3(b) an aggregate amount per share of Series A Preferred or Series B Preferred, as the case may be, equal to three (3) times the applicable Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Thereafter, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock based on the number of shares of Common Stock held by each.

             c. The following events shall be considered a liquidation under this Section:

                 (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); or

                 (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company, in which the stockholders of the Company immediately prior to such sale, lease or other disposition of all or substantially all of the assets of the Company, own less than 50% of the Company's voting power immediately after such sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

             d. In any of the events set forth in Section 3c, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                 (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

                                       4.
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                      (A)  If traded on a securities exchange or through the
Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                      (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                      (C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

                 (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

                 (iii)  In the event the requirements of subsections 3(c) and
(d) are not complied with, this corporation shall forthwith either:

                        (A) cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with; or

                        (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A and Series B Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 3 (d)(iv) hereof.

                 (iv) This corporation shall give each holder of record of Series A or Series B Preferred Stock written notice of any impending Acquisition or Asset Transfer not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten
(10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                                       5.

     4.  CONVERSION RIGHTS.

         The holders of the Series A and Series B Preferred shall have the following rights with respect to the conversion of the Series A or the Series B Preferred into shares of Common Stock (the "Conversion Rights"):

          a. OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series A or Series B Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A or Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Preferred Conversion Rate" or the "Series B Preferred Conversion Rate" then in effect (determined as provided in Section 4b) by the respective number of shares of Series A Preferred or Series B Preferred being converted.

          b. SERIES A AND SERIES B PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Preferred Conversion Rate") shall be the quotient obtained by dividing the Series A Original Issue Price by the "Series A Preferred Conversion Price," calculated as provided in Section 4c. The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Preferred Conversion Rate") shall be the quotient obtained by dividing the Series B Original Issue Price by the "Series B Preferred Conversion Price," calculated as provided in
Section 4c.

          c. SERIES A AND SERIES B PREFERRED CONVERSION PRICE. The conversion price for the Series A Preferred shall initially be Four Dollars and Sixteen Cents ($4.16) (the "Series A Preferred Conversion Price"). The conversion price for the Series B Preferred shall initially be the Series B Original Issue Price (the "Series B Preferred Conversion Price"). Such initial Series A and Series B Preferred Conversion Prices shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Preferred Conversion Price or the Series B Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted and the Series B Preferred Conversion Price as so adjusted, respectively.

          d. MECHANICS OF CONVERSION. Each holder of Series A or Series B Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A or Series B Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A or Series B Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined in good faith by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series A or Series B Preferred being converted. Such conversion shall be deemed to have

                                       6.

been made at the close of business on the date of such surrender of the certificates representing the shares of Series A or Series B Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering shares of Series A or Series B Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of shares of Series A or Series B Preferred shall not be deemed to have converted such shares of Series A or Series B Preferred until immediately prior to the closing of such sale of securities.

          e.  ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS.

              (i) If the Company shall at any time or from time to time after the Effective Time effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Effective Time combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4e(i) shall become effective at the close of business on the date the subdivision or combination becomes effective, provided, however, that such adjustment shall not apply to the stock split set forth in Section IV(B).

              (ii) If the Company shall at any time or from time to time after the date that the first share of Series B Preferred is issued (the "Series B Preferred Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series B Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series B Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4e(ii) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          f. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the date that the first share of Series A Preferred is issued (the "Series A Original Issue Date") or after the Series B Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A or Series B Preferred Conversion Price, as the case may be, that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is

                                       7.

fixed, as of the close of business on such record date, by multiplying the Series A or Series B Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A or Series B Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A or Series B Preferred Conversion Price, as the case may be, shall be adjusted pursuant to this Section 4f to reflect the actual payment of such dividend or distribution.

          g. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Series A or Series B Original Issue Date, the Common Stock issuable upon the conversion of the Series A or Series B Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3c or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section
4), in any such event each holder of Series A or Series B Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A or Series B Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          h. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Series A or Series B Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3c or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series A or Series B Preferred shall thereafter be entitled to receive upon conversion of the Series A or Series B Preferred, as the case may be, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A and Series B Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A and Series B Preferred Conversion Prices then in effect and the number of shares issuable upon conversion of the Series A and Series B Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                                       8.

          i.  SALE OF SHARES BELOW SERIES A OR SERIES B PREFERRED CONVERSION
PRICE.
              (i) If at any time or from time to time after the Series A or Series B Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 4i to have issued or sold, Additional Shares of Common Stock (as defined in Section 4i(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4f above, and other than a subdivision or combination of shares of Common Stock as provided in
Section 4e above, for an Effective Price (as defined in Section 4i(iv) below) less than the then effective Series A Preferred Conversion Price or Series B Preferred Conversion Price, as the case may be, then and in each such case the then existing Series A Preferred Conversion Price or Series B Preferred Conversion Price, as the case may be, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the then effective Series A Preferred Conversion Price or Series B Preferred Conversion Price, as the case may be, by a fraction (A) the numerator of which shall be (1) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received (as defined in Section 4i(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series A or Series B Preferred Conversion Price, and (B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (X) the number of shares of Common Stock actually outstanding, (Y) the number of shares of Common Stock into which the then outstanding shares of Series A or Series B Preferred could be converted if fully converted on the day immediately preceding the given date, and (Z) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

              (ii) For the purpose of making any adjustment required under this
Section 4i, the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in Section 4i(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                                       9.

              (iii) For the purpose of the adjustment required under this
Section 4i, if the Company issues or sells (A) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities"), or (B) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series A or Series B Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series A or Series B Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A or Series B Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Preferred Conversion Price or the Series B Preferred Conversion Price, as the case may be, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible

                                      10.

Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A or Series B Preferred.

              (iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this
Section 4i, whether or not subsequently reacquired or retired by the Company other than (A) shares of Common Stock issued upon conversion of the Series A or Series B Preferred; (B) up to 7,500,000 shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the Series B Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary for the primary purpose of soliciting or retaining their services pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors of the Company; (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Series B Original Issue Date, (D) shares of Common Stock issued for consideration other than cash pursuant to a bona fide merger, consolidation, acquisition or similar business combination and (E) shares of Common Stock issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution (provided such issuances are for other than primarily equity financing purposes). In addition to the foregoing, for purposes of calculating any adjustment to the Series A Preferred Conversion Price pursuant to this Section 4i, "Additional Shares of Common Stock" shall not include (A) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Series A Original Issue Date or (B) options, warrants or other common stock purchase rights approved by the Board of Directors of the Company and issued after the Series A Original Issue Date but on or prior to the Series B Original Issue Date. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4i, into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4i, for such Additional Shares of Common Stock.

          j. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A or Series B Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A or Series B Preferred, if the Series A or Series B Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A or Series B Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Preferred Conversion Price or Series B Preferred Conversion Price, as the case may be, at the time in effect, (iii) the number of

                                      11.

Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A or Series B Preferred.

          k. NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3c) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section
3c), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A and Series B Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

          l.  AUTOMATIC CONVERSION.

              (i) Each share of Series A and Series B Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price or Series B Preferred Conversion Price, as the case may be, (A) at any time upon the affirmative election of the holders of at least sixty six and two-thirds percent (66 2/3%) of the outstanding shares of the Series A Preferred and Series B Preferred voting as a single class, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $8.35 (as adjusted for stock splits, dividends, recapitalizations and the like), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $25,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4d.

              (ii) Upon the occurrence of the event specified in paragraph (A) above, the outstanding shares of Series A and Series B Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A or Series B Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company

                                      12.

from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A or Series B Preferred, the holders of Series A or Series B Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A or Series B Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A or Series B Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4d.

          m. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A or Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A or Series B Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined in good faith by the Board of Directors) on the date of conversion.

          n. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A and Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A and Series B Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A and Series B Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          o. NOTICES. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

          p. PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A or Series B Preferred, excluding any tax or other charge imposed in connection with any transfer involved

                                      13.

in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A or Series B Preferred so converted were registered.

          q. NO DILUTION OR IMPAIRMENT. Without the consent of the holders of then outstanding Series A and Series B Preferred as required under Section 2b, the Company shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A and Series B Preferred against dilution or other impairment.

         5.  NO REISSUANCE OF SERIES A PREFERRED.

         No share or shares of Series A or Series B Preferred acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued.

                                       V.

     A. To the extent permitted by applicable law a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. To the extent permitted by applicable law if the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     B. Any repeal or modification of this Article V shall only be prospective and shall not effect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

                                      VI.

     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the

                                      14.

whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

     B. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

     C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                                    * * * *

     FOUR: This Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

     FIVE: This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation. The total number of outstanding shares entitled to vote or act by written consent was 9,007,670 shares of Common Stock and 1,682,692 shares of Preferred Stock. A majority of the outstanding shares of Common Stock and a majority of the outstanding shares of Preferred Stock approved this Restated Certificate of Incorporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice of such was given by the Corporation in accordance with said Section 228.

                                      15.

     IN WITNESS WHEREOF, Wireless Facilities, Inc. has caused this Restated Certificate of Incorporation to be signed by the President and the Secretary in San Diego, California this 25th day of February 1999.

                                       WIRELESS FACILITIES, INC.



                                       By:  /s/ MASOOD K. TAYEBI
                                           -----------------------
                                           Masood K. Tayebi, Ph.D.
                                           President

ATTEST:


By:  /s/ MASSIH TAYEBI
    --------------------
    Massih Tayebi, Ph.D.
    Secretary

                                      16.